REPATRIATION AGREEMENT AND TERMINATION OF RELOCATION SERVICES AGREEMENT FOR LONG-TERM ASSIGNMENT

This Repatriation Agreement and Termination of Relocation Services Agreement for Long-Term Assignment (this “Repatriation Agreement”) is made on May 1, 2019 between Cimpress USA Incorporated (“Home Company” or “Cimpress”) and Maarten Wensveen (“You”). Capitalized terms used and not defined in this Repatriation Agreement have the respective meanings assigned to them in the Assignment Agreement (as defined below).

WHEREAS, the parties have entered into a Relocation Services Agreement for Long-Term Assignment, dated October 3, 2017 (the “Assignment Agreement”); and

WHEREAS, the parties hereto desire to terminate the Assignment Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Termination of the Assignment Agreement.

Subject to the terms and this Repatriation Agreement, the Assignment Agreement is hereby terminated as of June 30, 2019 (the “Termination Date”). From and after the Termination Date, the Assignment Agreement will be of no further force or effect, and the rights and obligations of each of the parties thereunder shall terminate. The parties agree that, as from the Termination Date, Your place of work, as referred to in Your employment documentation, shall be Waltham, MA, USA (“Home Country”) in the offices of Home Company.

2.Position.

Your position at Home Company will be EVP & Chief Technology Officer reporting to President & CEO. Your manager will discuss with You the major responsibilities for Your role and any measures or targets that may apply to You. Home Company may change Your title from time to time and/or require that You undertake any role for which Your skills and experience are suitable.

3.Employment Status.

All terms and conditions of Your existing employment documentation with Home Company, dated March 1, 2015, remain unchanged, as amended from time to time in relation to Your compensation. Please refer to Your employment contract for additional information regarding Cimpress’ policies and procedures that will continue to apply to You in Your new role, including but not limited to conditions regarding non-disclosure, assignment of inventions, non-competition, non-solicitation and the other policies and procedures referred to therein. Nothing in this Repatriation Agreement shall be construed to guarantee employment. Either You or Cimpress may terminate Your employment relationship in accordance with the terms and conditions of Your employment documentation.

4.Repatriation Benefits.

In connection with Your repatriation to Home Country, Home Company agrees to provide You with the following Repatriation Benefits:

(a)Departure Assistance. Cimpress will assist with Your departure from Host Country, by providing support for closing utility accounts, serving notice on Your lease, and closing bank accounts, among others.

(b)Moving expenses. Cimpress will organize and bear the cost of shipping Your household goods to Home Country up to a maximum of 35 m3 (8659 lbs) for You + 10 m3 (2475 lbs) for Your spouse and 2 m3 (504 lbs) per dependent child living with You. The shipping costs cover:

•Air shipment from Switzerland to USA
•Ground shipment from Switzerland to the Netherlands
•Storage of remaining household goods in Switzerland

(c)Cost of Living Allowance (COLA). Effective on the Termination Date, Cimpress shall stop the payment of the Cost of Living Allowance.

5.Tax Assistance.

Cimpress will arrange for a pre-departure tax consultation between You and a tax advisor (reasonably agreed upon by You and Cimpress) to discuss Your compliance with Host Country departure laws. Cimpress will also arrange for a tax consultation between You and a tax advisor (reasonably agreed upon by You and Cimpress) following Your return to Home Country to discuss compliance / re-enrollment in Home Country's tax system.

Failure to complete legal tax clearance procedures prior to departure may result in delays in the shipment of Your household goods and/or penalties and legal liabilities. You will be held responsible if legal tax clearance is incomplete prior to Your departure.

The Home Company will cover the costs for tax advice to assist in the preparation and filing of Home Country and Host Country tax returns during the first year of employment with the Home Company following Your repatriation.

6.Health insurance.

Upon the Termination Date You and Your family will be eligible to enroll in the Company’s benefit plans. The Company’s Benefits Team will reach out to You to assist with any questions You might have on this.

7.Confidentiality.

You understand that this Repatriation Agreement is a confidential matter between You and Cimpress and that other employees may have different arrangements with Cimpress and its affiliated companies. Accordingly, You agree to keep the terms of this Repatriation Agreement confidential and not disclose them to other employees of Cimpress and its affiliated companies, other than those who need to know the terms of this Repatriation Agreement in order to carry out their duties for Cimpress or its affiliated companies.

8.Miscellaneous.

(a)This Repatriation Agreement and all related documents, and all matters arising out of or relating to this Repatriation Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof.

(b)This Repatriation Agreement and each of the terms and provisions hereof may only be amended, modified, waived or supplemented by an agreement in writing signed by each party.

(c)This Repatriation Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Repatriation Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Repatriation Agreement.

(d)The headings in this Repatriation Agreement are for reference only and do not affect the interpretation of this Repatriation Agreement.

(e)This Repatriation Agreement constitutes the sole and entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Repatriation Agreement as of the date first written above.

CIMPRESS USA INCORPORATED
By: /s/Julia Fernandez Cocimano
Name: Julia Fernandez Cocimano Title: Immigration & Mobility Manager	/s/Maarten Wensveen Maarten Wensveen